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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Third Quarter Fiscal 2021 Results
Third Quarter Fiscal 2021 and Recent Highlights

Third Quarter Fiscal 2021 Highlights
•Board authorizes share repurchase program of up to $500 million
•Membership size and quality continues to improve; first-year renewal rates remain at historic levels.
•Total comparable sales increased by 13.1%, reflecting two-year stacked comp of 27.2%.
•Comparable club sales, excluding gasoline sales, increased by 5.7%, reflecting two-year stacked comp of 24.2%.
•Digitally-enabled sales growth was 44%, reflecting two-year stacked comp growth of 244%.
•Earnings per diluted share of $0.92 reflects a 4.5% year-over-year increase.
•Net cash provided by operating activities was $173.9 million and free cash flow was $99.2 million.
Westborough, Mass. (November 18, 2021) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and thirty-nine weeks ended October 30, 2021.

"We are proud of delivering another strong quarter." said Bob Eddy, President and Chief Executive Officer, BJ’s Wholesale Club. "Our business accelerated during Q3 on broad based strength, and we saw growth in all of our divisions, with acceleration in traffic and ticket, growth in digitally-enabled sales and conventional sales, all underpinned by strong membership statistics in both new and tenured members. Our growth flywheel is spinning faster than it has in a long time, and we look forward to continue building on that momentum."

Key Measures for the Thirteen Weeks Ended October 30, 2021 (Third Quarter of Fiscal 2021) and for the Thirty-Nine Weeks Ended October 30, 2021 (First Nine Months of Fiscal 2021):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	% Growth	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020	% Growth
Net sales	$4,172,594	$3,646,723	14.4%	$12,042,830	$11,236,403	7.2%
Membership fee income	91,493	84,946	7.7%	266,634	247,001	7.9%
Total revenues	4,264,087	3,731,669	14.3%	12,309,464	11,483,404	7.2%

Operating income	170,156	190,355	(10.6)%	460,194	497,700	(7.5)%
Income from continuing operations	126,602	122,883	3.0%	319,185	325,293	(1.9)%
Adjusted EBITDA (a)	228,399	242,209	(5.7)%	650,949	652,974	(0.3)%
Net income	126,517	122,796	3.0%	319,084	325,148	(1.9)%
EPS (b)	0.92	0.88	4.5%	2.31	2.34	(1.3)%
Adjusted net income (a)	125,935	128,477	(2.0)%	338,954	331,753	2.2%
Adjusted EPS (a)	0.91	0.92	(1.1)%	2.45	2.39	2.5%
Basic weighted average shares outstanding	135,582	136,011	(0.3)%	135,604	136,269	(0.5)%
Diluted weighted average shares outstanding	138,005	139,060	(0.8)%	138,288	139,003	(0.5)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents earnings per diluted share.
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Additional Highlights:
•Total comparable club sales increased by 13.1% in the third quarter of fiscal 2021 compared to the third quarter of fiscal 2020. Excluding the impact of gasoline sales, comparable club sales increased by 5.7% in the third quarter of fiscal 2021 compared to the third quarter of fiscal 2020. Comparable club sales increased by 5.7% in the first nine months of fiscal 2021 compared to the first nine months of fiscal 2020. Excluding the impact of gasoline sales, comparable club sales decreased by 1.0% in the first nine months of fiscal 2021 compared to the first nine months of fiscal 2020.
•Gross profit increased to $791.2 million in the third quarter of fiscal 2021 from $743.3 million in the third quarter of fiscal 2020. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased 20 basis points over the third quarter of fiscal 2020. Merchandise margins were impacted by increased freight costs and price investments in inflationary categories. Gross profit increased to $2,281.5 million in the first nine months of fiscal 2021 from $2,236.4 million in the first nine months of fiscal 2020. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by approximately 30 basis points over the first nine months of fiscal 2020. Merchandise margins benefited from the mix of our general merchandise sales, improved private label penetration and continued execution of our category profitability improvement initiatives, partially offset by increased freight costs and price investments in inflationary categories.
•Selling, general and administrative expenses ("SG&A") increased to $618.0 million in the third quarter of fiscal 2021, compared to $552.3 million in the third quarter of fiscal 2020. The increase was primarily driven by $24.3 million in investments in club team member wages, $13.7 million in management incentive compensation and other expenses related to volume and continued investments to drive the Company’s strategic priorities. SG&A increased to $1,816.0 million in the first nine months of fiscal 2021 compared to $1,733.5 million in the first nine months of fiscal 2020. The increase was primarily driven by $24.3 million in investments in club team member wages, $15.1 million in occupancy costs, $12.4 million in depreciation and amortization expense, $17.5 million of accelerated stock-based compensation expense related to a former executive, and $13.2 million of other operating costs.
•Operating income decreased to $170.2 million, or 4.0% of total revenues, in the third quarter of fiscal 2021 compared to $190.4 million, or 5.1% of total revenues, in the third quarter of fiscal 2020. Operating income decreased to $460.2 million, or 3.7% of total revenues, in the first nine months of fiscal 2021 compared to $497.7 million, or 4.3% of total revenues, in the first nine months of fiscal 2020.
•Interest expense, net, decreased to $11.9 million in the third quarter of fiscal 2021 compared to $25.9 million in the third quarter of fiscal 2020. Interest expense, net, decreased to $47.6 million in the first nine months of fiscal 2021 compared to $68.5 million in the first nine months of fiscal 2020. The decrease in interest expense was driven by continued de-levering.
•Income tax expense decreased to $31.7 million in the third quarter of fiscal 2021 compared to $41.6 million in the third quarter of fiscal 2020, primarily due to higher excess tax benefits related to stock-based compensation. Income tax expense decreased to $93.4 million in the first nine months of fiscal 2021 compared to $103.9 million in the first nine months of fiscal 2020. The increase in excess tax benefits is a result of increased share price and one-time exercises related to a former executive.
•Under our existing share repurchase program, we repurchased 1,261,873 shares of common stock, totaling $71.5 million in the third quarter of fiscal 2021. In the first nine months of fiscal 2021, we repurchased 2,630,989 shares of common stock, totaling $135.0 million, under such program. As of November 17, 2021, there was no capacity remaining under our existing share repurchase program.
Share Repurchase Program

On November 16, 2021, the Company's Board of Directors approved a new share repurchase program, effective immediately. The authorization allows the Company to repurchase up to $500.0 million of its outstanding common stock. The share repurchase program expires in January 2025 and gives management the flexibility to determine the terms and conditions under which shares may be purchased. The amount and timing of any repurchases made under the share repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the program may be suspended or discontinued at any time.
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Fiscal 2021 Ending January 29, 2022 Outlook
"We are pleased with the performance of our business and optimistic that many of the trends contributing to this performance will be enduring in nature," said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. "However, there continue to be external factors and uncertainties in the market, and as a result we will continue to refrain from offering formal detailed guidance."
Conference Call Details
A conference call to discuss the third quarter of fiscal 2021 financial results is scheduled for today, November 18, 2021, at 8:30 A.M. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 844-200-6205 (international callers please dial 929-526-1599 approximately 10 minutes prior to the start of the call and reference conference ID 891866. A live audio webcast of the conference call will be available online at https://investors.bjs.com.
A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 929-458-6194 or 866-813-9403 and referencing conference ID 228263. The recorded replay will be available for one week and an online archive of the webcast will be available for one year.
About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 222 clubs and 152 BJ's Gas® locations in 17 states.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
Net sales	$4,172,594	$3,646,723	$12,042,830	$11,236,403
Membership fee income	91,493	84,946	266,634	247,001
Total revenues	4,264,087	3,731,669	12,309,464	11,483,404
Cost of sales	3,472,869	2,988,397	10,027,991	9,247,042
Selling, general and administrative expenses	617,991	552,307	1,816,014	1,733,482
Pre-opening expense	3,071	610	5,265	5,180
Operating income	170,156	190,355	460,194	497,700
Interest expense, net	11,854	25,882	47,567	68,467
Income from continuing operations before income taxes	158,302	164,473	412,627	429,233
Provision for income taxes	31,700	41,590	93,442	103,940
Income from continuing operations	126,602	122,883	319,185	325,293
Loss from discontinued operations, net of income taxes	(85)	(87)	(101)	(145)
Net income	$126,517	$122,796	$319,084	$325,148
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.93	$0.90	$2.35	$2.39
Loss from discontinued operations	—	—	—	—
Net income	$0.93	$0.90	$2.35	$2.39
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.92	$0.88	$2.31	$2.34
Loss from discontinued operations	—	—	—	—
Net income	$0.92	$0.88	$2.31	$2.34
Weighted average number of shares outstanding:
Basic	135,582	136,011	135,604	136,269
Diluted	138,005	139,060	138,288	139,003
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	October 30, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$84,691	$46,116
Accounts receivable, net	194,315	188,413
Merchandise inventories	1,255,659	1,264,323
Prepaid expense and other current assets	58,622	97,116
Total current assets	1,593,287	1,595,968

Operating lease right-of-use assets, net	2,151,255	2,034,742
Property and equipment, net	880,904	769,258
Goodwill	924,134	924,134
Intangibles, net	127,260	138,088
Deferred taxes	5,167	—
Other assets	22,233	20,094
Total assets	$5,704,240	$5,482,284

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$260,000
Current portion of operating lease liabilities	137,036	131,025
Accounts payable	1,235,763	1,176,104
Accrued expenses and other current liabilities	730,547	643,309
Total current liabilities	2,103,346	2,210,438

Long-term lease liabilities	2,082,287	1,961,321
Long-term debt	748,149	845,696
Deferred income taxes	33,995	47,241
Other noncurrent liabilities	168,727	200,210

STOCKHOLDERS' EQUITY	567,736	217,378
Total liabilities and stockholders' equity	$5,704,240	$5,482,284
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$319,084	$325,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,664	124,331
Amortization of debt issuance costs and accretion of original issue discount	2,555	3,470
Debt extinguishment charges	657	4,077
Stock-based compensation expense	42,428	23,245
Deferred income tax provision (benefit)	(17,659)	2,289
Changes in operating leases and other non-cash items	6,112	5,441
Increase (decrease) in cash due to changes in:
Accounts receivable	(21,596)	17,940
Merchandise inventories	(49,964)	(182,821)
Accounts payable	247,689	389,692
Accrued expenses	71,775	61,829
Other operating assets and liabilities, net	(3,570)	27,331
Net cash provided by operating activities	733,175	801,972
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale leaseback transactions	(203,418)	(126,907)
Net cash used in investing activities	(203,418)	(126,907)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on First Lien Term Loan	(100,000)	(513,297)
Payments on ABL Facility	(260,000)	(68,000)
Net cash received from stock option exercises	18,479	16,431
Net cash received from Employee Stock Purchase Program (ESPP)	1,877	1,107
Acquisition of treasury stock	(149,449)	(94,671)
Proceeds from financing obligations	1,333	—
Other financing activities	(824)	(723)
Net cash used in financing activities	(488,584)	(659,153)
Net increase in cash and cash equivalents	41,173	15,912
Cash and cash equivalents at beginning of period	43,518	30,204
Cash and cash equivalents at end of period	$84,691	$46,116
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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to acceleration of stock awards; severance charges; expenses related to debt payments; loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; non-cash rent; severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled
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measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
Net income as reported	$126,517	$122,796	$319,084	$325,148
Adjustments:
Stock-based compensation related to acceleration of stock awards (a)	—	—	17,494	—
(Gain) loss on cash flow hedge (b)	(808)	5,097	7,146	5,097
Charges related to debt payments (c)	—	2,794	657	4,077
Severance charges (d)	—	—	2,300	—
Tax impact of adjustments to net income (e)	226	(2,210)	(7,727)	(2,569)
Adjusted net income	$125,935	$128,477	$338,954	$331,753

Weighted-average diluted shares outstanding	138,005	139,060	138,288	139,003
Adjusted net income per diluted share (f)	$0.91	$0.92	$2.45	$2.39
(a)Represents accelerated vesting of equity awards, which were related to the passing of our former CEO, Lee Delaney.
(b)Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting on one of our swap agreements due to the payment of debt.
(c)Represents the expensing of fees and deferred fees and original issue discount associated with the partial prepayment of debt.
(d)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(e)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(f)Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
Income from continuing operations	$126,602	$122,883	$319,185	$325,293
Interest expense, net	11,854	25,882	47,567	68,467
Provision for income taxes	31,700	41,590	93,442	103,940
Depreciation and amortization	45,830	42,160	135,664	124,331
Stock-based compensation expense	7,794	8,667	42,428	23,245
Pre-opening expenses (a)	3,071	610	5,265	5,180
Non-cash rent (b)	1,387	274	4,569	2,289
Severance (c)	—	—	2,300	—
Other adjustments (d)	161	143	529	229
Adjusted EBITDA	$228,399	$242,209	$650,949	$652,974
(a)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(b)Consists of an adjustment to remove the non-cash portion of rent expense.
(c)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(d)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
Net cash provided by operating activities	$173,862	$68,280	$733,175	$801,972
Less: Additions to property and equipment, net of disposals	74,690	69,838	222,498	152,800
Plus: Proceeds from sale leaseback transactions	—	21,832	19,080	25,893
Free cash flow	$99,172	$20,274	$529,757	$675,065
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	October 30, 2021
Total debt	$748,149
Less: Cash and cash equivalents	84,691
Net Debt	$663,458

Income from continuing operations	$415,074
Interest expense, net	63,485
Provision for income taxes	126,327
Depreciation and amortization	178,787
Stock-based compensation expense	51,333
Pre-opening expenses	9,894
Non-cash rent	7,222
Severance	2,300
Other adjustments	1,045
Adjusted EBITDA	$855,467

Net debt to LTM adjusted EBITDA	0.8	x
See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
investors@bjs.com
(774) 512-5822
Media Contact:
Kyle Byrnes, BJ’s Wholesale Club
(860) 874-4396
kbyrnes@bjs.com
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